Exhibit 99.1

PRESS RELEASE

US $

Resolute Reports Preliminary Second Quarter 2016 Results

•	GAAP net loss of $42 million or $0.47 per share
•	Excluding special items, net income of $6 million or $0.07 per share
•	Adjusted EBITDA of $85 million on sales of $891 million
•	Liquidity at $452 million

MONTRÉAL, CANADA, August 4, 2016 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported a GAAP net loss for the quarter ended June 30, 2016, of $42 million, or $0.47 per share, compared to a GAAP net loss of $4 million, or $0.04 per share, in the same period in 2015. Sales were $891 million in the quarter, down $35 million, or 4%, from the second quarter of 2015. Excluding special items, the company reported net income of $6 million, or $0.07 per share, compared to net income of $7 million, or $0.07 per share, in the second quarter of 2015.

“Despite challenging market conditions in certain of our business segments, we recorded a solid performance this quarter,” said Richard Garneau, president and chief executive officer. “Our wood products segment has delivered significant improvements as markets continued their slow recovery. In our paper segments, we continue to demonstrate our ability to generate consistent value despite structurally challenging market conditions, while annual maintenance-related declines in pulp production more than offset benefits of rising market prices. Although our tissue operations continued to underperform and remain a key focus for the year, we are excited by the advancement of our Calhoun tissue project, as we achieve a key milestone this month with the commissioning of our first converting line.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Quarter

Consolidated

The company reported an operating loss of $18 million for the quarter, compared to a break even position in the first quarter. The company’s operating results were positively impacted by higher realized prices across most grades ($10 million), particularly wood products, and reductions in costs of $15 million, mostly through gains in energy ($9 million), wood ($7 million) and chemical costs ($5 million). However, a strengthening of the Canadian dollar diminished the effect of these improvements, negatively impacting results by $9 million. In the quarter, there were $36 million of closure costs related to the permanent shutdown of a newsprint machine at the company’s Augusta (Georgia) facility in May, $32 million of which represents accelerated depreciation. Adjusted EBITDA was $85 million, $26 million higher than the $59 million reported in the first quarter.

Market Pulp

Operating income in the market pulp segment was $12 million in the second quarter, $8 million lower than the first quarter. The overall average transaction price rose by $6 per metric ton, or 1%, as seasonal supply and demand supported prices. But the operating cost per unit (the “delivered cost”) was higher due to maintenance costs, as well as unfavorable foreign exchange impacts. As a result, the delivered cost, increased by $32 per metric ton during the quarter, to $575 per metric ton. Shipments were down by 7,000 metric tons, or 2% in the quarter. Inventories also fell, by 11,000 metric tons over the same period. This overall decline in production was mostly due to annual outages in Calhoun (Tennessee) and Coosa Pines (Alabama), as well as maintenance-related downtime in Saint-Félicien (Quebec) and Thunder Bay (Ontario).

Tissue

Our tissue segment incurred an operating loss of $4 million for the quarter, $2 million more than the previous quarter. The overall transaction price increased by $71 per short ton. Our delivered cost increased by $149 per short ton compared to the first quarter, mostly due to productivity challenges as well as unforeseen maintenance and repair spending and other administrative costs. Negative EBITDA of $2 million was incurred in the period, $2 million less than the first quarter of 2016, which was breakeven. Finished goods inventory fell by 2,000 short tons to 3,000 short tons.

Wood Products

The wood products segment generated operating income of $20 million in the quarter, a $24 million improvement against the previous quarter. Shipments increased by 14%, to 445 million board feet, helped by good overall production and improved market demand. The average transaction price rose by $19 per thousand board feet, or 6%. The delivered cost in the segment was 12% lower, at $278 per thousand board feet, mostly as a result of the first quarter weakness in the Canadian dollar, which favorably impacted costs only in the second quarter, as well as improved productivity in most of our sawmills, including our newer facilities in Ontario, and better fiber usage. EBITDA for the segment was $29 million, or $65 per thousand board feet, compared to $8 in the first quarter and a trailing twelve-month average of $31 per thousand board feet. Finished goods inventory increased by 2%.

Newsprint

The newsprint segment incurred an operating loss of $3 million in the quarter, compared to an operating loss of $5 million in the first quarter. The pricing environment continued to be favorable during the quarter, prompting an increase of $9 per metric ton in the overall transaction price against the first three months of the year. The delivered cost, on the other hand, increased by $7 per metric ton, to $511 per metric ton, fueled by unfavorable foreign exchange impacts and lower volume. Shipments declined by 9,000 metric tons, or 2%, as a result of the permanent closure of one paper machine at Augusta during the quarter as well as market-related downtime taken at our Thorold (Ontario) facility. EBITDA was $16 million for the quarter, equivalent to $31 per metric ton, compared to $29 in the previous quarter and $19 per metric ton on average for the last twelve months. Finished goods inventory declined by 8,000 metric tons to 96,000 metric tons, a reduction of 8% against the previous quarter.

Specialty Papers

Operating income in the specialty papers segment was $16 million in the second quarter, up by $9 million from the $7 million recorded in the first quarter. The average transaction price was lower by $11 per short ton, mainly as a result of unfavorable markets in coated grades and, to a lesser extent, supercalendered papers. Shipments declined by 3% or 11,000 short tons, following general market trends across specialty paper grades. Despite the lower volumes, the delivered cost in the quarter improved against the prior period, falling to $625 per short ton, a 6% decline. This improvement was prompted mostly by greater operating efficiencies as well as stronger hydroelectric generation. As a result, EBITDA for the segment strengthened by $6 million, reaching $26 million, equivalent to $68 per short ton, $17 per short ton higher than the first quarter, and also higher than the $56 average per short ton recorded over the last twelve months. Finished goods inventory was up by 13%, reaching 88,000 short tons.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company recorded an operating loss of $18 million for the second quarter, compared to operating income of $16 million in the year-ago period. Key to the quarter’s reported performance was a non-recurring $37 million closure and impairment related charge, almost all of which resulted from the permanent shutdown of a newsprint machine at the Augusta facility during the quarter. A decline in sales arising mostly from comparatively weaker prices was almost entirely offset by reductions in costs and the weaker Canadian dollar.

The average transaction price for market pulp fell by 8%, newsprint by 5%, and specialty papers by 5%, but rose by 2% in wood products, resulting in an overall unfavorable variance of $38 million on pricing, excluding foreign exchange, when compared to last year.

However, the delivered cost also declined, by 2% for pulp, 15% for wood products, 2% for newsprint, and 5% for specialty papers, mainly due to favorable foreign exchange and lower manufacturing costs, including a reduction in the non-operating pension and OPEB expense resulting from the lower net balance sheet pension liability as of December 31, 2015. The lower manufacturing costs also reflect lower commodity prices and stronger internal hydroelectric generation, which were offset in part by higher maintenance costs. The delivered cost was also favorably impacted by a reduction in depreciation and amortization related to the periodic review of the estimated economic useful life of our machinery and equipment conducted in the first quarter, as well as the impairment of the Catawba (South Carolina) assets taken in the fourth quarter of 2015.

Shipments decreased 2% in market pulp as well as by 7% and 2% in newsprint and specialty papers respectively, reflecting structural market declines across printing paper grades. On the other hand, shipments of wood products have risen by 6%, supported by firmer demand in the U.S. housing market. Overall inventories have declined in all segments compared to the year-ago period, except in wood products, where stocks increased by 10%.

Corporate and Finance

During the quarter, the company invested $52 million in fixed assets, $30 million of which were dedicated to the Calhoun (Tennessee) tissue project. No drawdown was made on the asset-based credit facility in the quarter, maintaining the $20 million drawn on the facility as of June 30. Cash and cash equivalents increased by $3 million. Total liquidity has increased by $9 million to $452 million.

Outlook

Mr. Garneau added: “Our views on pulp markets remain unchanged, with near-term perspectives still positive but deteriorating as incremental supply creates unfavorable pressure on prices. In wood products, on the other hand, we believe market conditions will continue to improve, diminishing the potential impact of trade restrictions in 2017. We believe paper grades will see a seasonal uptick in the short-term, with newsprint prices continuing to rise while coated and supercalendered grades see sustained downward pressure. Our tissue segment will remain a focus as action plans are executed and profitability improves over the next two quarters. Our greenfield tissue project in Calhoun continues to advance as planned and on budget. The two remaining conversion lines will be commissioned in the next few months, ahead of our tissue machine startup, scheduled for the first quarter of 2017.”

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until August 18 by dialing (800) 585-8367, conference number 53923388.

Description of Special Items

Special items (in millions)	Second quarter 2016	Second quarter 2015
Foreign currency translation loss (gain)	$3	$(1)
Closure costs, impairment and other related charges	37	—
Inventory write-downs related to closures	5	1
Start-up costs	1	—
Non-operating pension and OPEB costs	6	12
Other income, net	(3)	—
Income tax effect of special items	(1)	(1)

Total	$48	$11

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts and initiatives to reduce costs and increase revenues and profitability; business and operating outlook; future financial results, including EBITDA; future pension funding obligations; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which it operates; liquidity; expected benefits of our acquisition of Atlas Paper Holdings, Inc. and its subsidiaries (“Atlas Paper”) and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause the company’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release and the conference call and webcast referred to above include, but are not limited to, the impact of: developments in alternative media, which are expected to adversely affect the demand for some of our key products, and the effectiveness of our responses to these developments; any additional closure costs and long-lived asset or goodwill impairment or accelerated depreciation charges; currency fluctuations; global economic conditions; intense competition in the forest products industry; negative publicity, even if unjustified; the highly cyclical nature of the forest products industry; contributions to our Canadian pension plans at levels higher than expected; the terms of our outstanding indebtedness, which could restrict our current and future operations; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate our businesses and the businesses of Atlas Paper or that such integration may be more difficult, time-consuming or costly than expected or that expected benefits from the acquisition may not be fully realized or realized within the expected time frame; future acquisitions, divestitures or other strategic transactions or projects we may pursue; any failure to comply with environmental or other laws or regulations, even if inadvertent; legal proceedings or disputes; future regulation of our Canadian softwood lumber exports to the United States; countervailing duties, cash deposit requirements or other trade remedies, which could require us to set aside or pay a substantial amount of cash and impact the competitive position of the affected operations; any difficulties in obtaining wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; any labor disputes; changes in political or economic conditions in Canada, the United States or other countries in which our products are manufactured or sold; physical and financial risks associated with climate change; any additional environmental or health and safety liabilities; disruptions to our supply chain, operations or the delivery of our products; losses that are not covered by insurance; the actions of holders of a significant percentage of our common stock; extreme weather conditions or natural or man-made disasters; cyber security risks; and the potential risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2015.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers. The company owns or operates over 40 pulp, paper, tissue and wood products facilities in the United States, Canada and South Korea, as well as power generation assets in Canada and the United States. Marketing its products in close to 80 countries, Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit resolutefp.com for more information.

Contacts

Investors Alain Bourdages Vice President, Investor Relations 514 394-2233 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2016	2015	2016	2015
Sales	$891	$926	$1,768	$1,846
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	668	692	1,345	1,410
Depreciation and amortization	54	60	106	117
Distribution costs	110	118	222	231
Selling, general and administrative expenses	40	40	78	81
Closure costs, impairment and other related charges (1)	37	—	37	6
Net gain on disposition of assets	—	—	(2)	—

Operating (loss) income	(18)	16	(18)	1
Interest expense	(9)	(11)	(19)	(23)
Other income, net (2)	—	1	13	6

(Loss) income before income taxes	(27)	6	(24)	(16)
Income tax provision	(13)	(10)	(23)	(20)

Net loss including noncontrolling interests	(40)	(4)	(47)	(36)
Net income attributable to noncontrolling interests	(2)	—	(3)	(1)

Net loss attributable to Resolute Forest Products Inc.	$(42)	$(4)	$(50)	$(37)

Net loss per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$(0.47)	$(0.04)	$(0.56)	$(0.39)
Diluted	(0.47)	(0.04)	(0.56)	(0.39)

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	89.8	94.1	89.8	94.5
Diluted	89.8	94.1	89.8	94.5

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$40	$58
Accounts receivable, net:
Trade	376	377
Other	75	92
Inventories, net	547	541
Other current assets	48	43

Total current assets	1,086	1,111

Fixed assets, net	1,801	1,810
Amortizable intangible assets, net	101	105
Goodwill	61	59
Deferred income tax assets	1,025	982
Other assets	171	153

Total assets	$4,245	$4,220

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$473	$436
Current portion of long-term debt	1	1

Total current liabilities	474	437

Long-term debt, net of current portion	610	590
Pension and other postretirement benefit obligations	1,188	1,186
Deferred income tax liabilities	2	2
Other liabilities	56	60

Total liabilities	2,330	2,275

Commitments and contingencies
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,771	3,765
Deficit	(1,176)	(1,126)
Accumulated other comprehensive loss	(576)	(587)
Treasury stock at cost	(120)	(120)

Total Resolute Forest Products Inc. shareholders’ equity	1,899	1,932

Noncontrolling interests	16	13

Total equity	1,915	1,945

Total liabilities and equity	$4,245	$4,220

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Six Months
	Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss including noncontrolling interests	$(47)	$(36)
Adjustments to reconcile net loss including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	6	8
Depreciation and amortization	106	117
Closure costs, impairment and other related charges	37	—
Inventory write-downs related to closures	5	1
Deferred income taxes	21	23
Net pension contributions and other postretirement benefit payments	(45)	(27)
Net gain on disposition of assets	(2)	—
(Gain) loss on translation of foreign currency denominated deferred income taxes	(69)	89
Loss (gain) on translation of foreign currency denominated pension and other postretirement benefit obligations	57	(84)
Gain on disposition of equity method investment	(5)	—
Net planned major maintenance payments	(7)	(15)
Changes in working capital:
Accounts receivable	19	53
Inventories	(13)	3
Other current assets	(3)	(6)
Accounts payable and accrued liabilities	10	(41)
Other, net	(1)	5

Net cash provided by operating activities	69	90

Cash flows from investing activities:
Cash invested in fixed assets	(99)	(79)
Disposition of assets	5	—
Increase in countervailing duty cash deposits	(12)	—
Increase in deposit requirements for letters of credit, net	(1)	(4)

Net cash used in investing activities	(107)	(83)

Cash flows from financing activities:
Borrowings under revolving credit facility	20	—
Payments of debt	(1)	—
Payments of financing and credit facility fees	—	(3)
Purchases of treasury stock	—	(37)

Net cash provided by (used in) financing activities	19	(40)

Effect of exchange rate changes on cash and cash equivalents	1	(1)

Net decrease in cash and cash equivalents	(18)	(34)
Cash and cash equivalents:
Beginning of period	58	337

End of period	$40	$303

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended June 30, 2016 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(18)	$(42)	$(0.47)

Adjustments for special items:
Foreign currency translation loss	—	3	0.03
Closure costs, impairment and other related charges	37	37	0.41
Inventory write-downs related to closures	5	5	0.06
Start-up costs	1	1	0.01
Non-operating pension and OPEB costs	6	6	0.07
Other income, net	—	(3)	(0.03)
Income tax effect of special items	—	(1)	(0.01)

Adjusted for special items	$31	$6	$0.07

Three months ended June 30, 2015 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$16	$(4)	$(0.04)

Adjustments for special items:
Foreign currency translation gain	—	(1)	(0.01)
Start-up costs	1	1	0.01
Non-operating pension and OPEB costs	12	12	0.12
Income tax effect of special items	—	(1)	(0.01)

Adjusted for special items	$29	$7	$0.07

Six months ended June 30, 2016 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(18)	$(50)	$(0.56)

Adjustments for special items:
Foreign currency translation gain	—	(3)	(0.03)
Closure costs, impairment and other related charges	37	37	0.41
Inventory write-downs related to closures	5	5	0.06
Start-up costs	4	4	0.05
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and OPEB costs	12	12	0.13
Other income, net	—	(10)	(0.11)
Income tax effect of special items	—	(5)	(0.06)

Adjusted for special items	$38	$(12)	$(0.13)

Six months ended June 30, 2015 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$1	$(37)	$(0.39)

Adjustments for special items:
Foreign currency translation gain	—	(3)	(0.03)
Closure costs, impairment and other related charges	6	6	0.06
Inventory write-downs related to closures	1	1	0.01
Start-up costs	2	2	0.02
Non-operating pension and OPEB costs	26	26	0.27
Other income, net	—	(3)	(0.03)
Income tax effect of special items	—	(4)	(0.04)

Adjusted for special items	$36	$(12)	$(0.13)

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended June 30, 2016 (unaudited, in millions)	Market pulp	Tissue (3)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$12	$(4)	$20	$(3)	$16	$(81)	$(40)
Interest expense						9	9
Income tax provision						13	13
Depreciation and amortization	11	2	9	19	10	3	54

EBITDA	$23	$(2)	$29	$16	$26	$(56)	$36

Foreign currency translation loss						3	3
Closure costs, impairment and other related charges						37	37
Inventory write-downs related to closures						5	5
Start-up costs						1	1
Non-operating pension and OPEB costs						6	6
Other income, net						(3)	(3)

Adjusted EBITDA	$23	$(2)	$29	$16	$26	$(7)	$85

Three months ended June 30, 2015 (unaudited, in millions)	Market pulp	Tissue (3)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$26	$—	$(4)	$3	$17	$(46)	$(4)
Interest expense						11	11
Income tax provision						10	10
Depreciation and amortization	12	—	9	16	19	4	60

EBITDA	$38	$—	$5	$19	$36	$(21)	$77

Foreign currency translation gain						(1)	(1)
Start-up costs						1	1
Non-operating pension and OPEB costs						12	12

Adjusted EBITDA	$38	$—	$5	$19	$36	$(9)	$89

Six months ended June 30, 2016 (unaudited, in millions)	Market pulp	Tissue (3)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$32	$(6)	$16	$(8)	$23	$(104)	$(47)
Interest expense						19	19
Income tax provision						23	23
Depreciation and amortization	18	4	16	39	23	6	106

EBITDA	$50	$(2)	$32	$31	$46	$(56)	$101

Foreign currency translation gain						(3)	(3)
Closure costs, impairment and other related charges						37	37
Inventory write-downs related to closures						5	5
Start-up costs						4	4
Net gain on disposition of assets						(2)	(2)
Non-operating pension and OPEB costs						12	12
Other income, net						(10)	(10)

Adjusted EBITDA	$50	$(2)	$32	$31	$46	$(13)	$144

Six months ended June 30, 2015 (unaudited, in millions)	Market pulp	Tissue (3)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$37	$—	$1	$—	$22	$(96)	$(36)
Interest expense						23	23
Income tax provision						20	20
Depreciation and amortization	26	—	17	32	36	6	117

EBITDA	$63	$—	$18	$32	$58	$(47)	$124

Foreign currency translation gain						(3)	(3)
Closure costs, impairment and other related charges						6	6
Inventory write-downs related to closures						1	1
Start-up costs						2	2
Non-operating pension and OPEB costs						26	26
Other income, net						(3)	(3)

Adjusted EBITDA	$63	$—	$18	$32	$58	$(18)	$153

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Closure costs, impairment and other related charges for the three and six months ended June 30, 2016 and 2015, were comprised of the following:

(Unaudited, in millions)	Accelerated Depreciation	Severance and Other Costs	Total
Permanent closure
Paper machine in Augusta, Georgia (1)
Second quarter	$32	$4	$36
First six months	32	4	36
Other
Second quarter	1	–	1
First six months	1	–	1

Total
Second quarter 2016	$33	$4	$37
First six months 2016	33	4	37

Second quarter 2015	$–	$–	$–
First six months 2015	2	4	6

(1)	The final workforce reduction in the third quarter of 2016 did not result in the curtailment of a pension or other postretirement benefit (“OPEB”) plan. As such, no curtailment gain or loss will be recorded in “Closure costs, impairment and other related charges” in our Consolidated Statement of Operations.

2.	Other income, net for the three and six months ended June 30, 2016 and 2015, was comprised of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited, in millions)	2016	2015	2016	2015
Foreign exchange (loss) gain	$(3)	$1	$3	$3
Gain on disposition of equity method investment	–	–	5	–
Miscellaneous income	3	–	5	3

	$–	$1	$13	$6

3.	On November 16, 2015, we acquired Atlas Paper Holdings, Inc. and its subsidiaries (or “Atlas Paper”), a manufacturer of a range of tissue products for the away-from-home and private-label at-home markets, including virgin and recycled products, covering economy, value and premium grades and operating two tissue mills and a recycling facility in Florida. We began consolidating the results of operations of Atlas Paper in our Consolidated Financial Statements as of November 16, 2015. Atlas Paper’s results of operations are included in the tissue segment.

RESOLUTE FOREST PRODUCTS INC.

Note to the Reconciliations of Non-GAAP Measures

1.	Operating income (loss), net income (loss) and net income (loss) per share (or “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization, or “EBITDA”, and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products, newsprint and specialty papers) in accordance with Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles, or “GAAP.”

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our consolidated statements of operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, non-operating pension and OPEB costs and credits, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our consolidated statements of operations, adjusted for the same special items applied to operating income (loss), in addition to foreign currency translation gains and losses and other income (expense), net.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our ongoing operations and financial performance from period to period. Operating income (loss), net income (loss) and EPS, in each case as adjusted for special items, as well as EBITDA and adjusted EBITDA, are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our consolidated statements of operations in our filings with the Securities and Exchange Commission.